Exhibit 99:

FOR IMMEDIATE RELEASE

Contact: F. Scott Bauer, President
                (336) 768-8500

SOUTHERN COMMUNITY FINANCIAL CORPORATION
REPORTS SECOND QUARTER AND SIX MONTH EARNINGS

Winston-Salem, N.C., July 19, 2002 – Southern Community Financial Corporation (Nasdaq: SCMF for common stock and SCMFP for the trust preferred securities) (the “Corporation”), the holding company for Southern Community Bank and Trust, reported financial results for the second quarter and six months ended June 30, 2002. For the second quarter and six months ended June 30, 2002, the Corporation reported net income after taxes of $674 thousand and $1.23 million, respectively, compared to $607 thousand and $1.19 million for the same period last year. Basic and diluted net income per share for second quarter ended June 30, 2002 was $0.08 compared to basic and diluted net income per share of $0.07 for the second quarter of 2001. Basic and diluted net income per share for six months ended June 30, 2002 was $0.15 and $0.14, respectively, compared to basic and diluted net income per share of $0.15 and $0.14, respectively, for the six months ended 2001. For the second quarter, net income per share increased by 14.3% over the prior year period.

Significant milestones achieves during the first half of 2002:

•	Exceeding $500 million of total assets, finishing the quarter with total assets of $565 million;

•	Achieving loan and deposit growth of 11.5% and 11.0%, respectively;

•	Completing an offering of $17.25 million of convertible trust preferred securities;

•	Opening a new full-service banking office in High Point and announcing the appointment of an Advisory Board for that office.

•	The opening of a new Trust Division;

•	The opening by our subsidiary, Southeastern Acceptance Corporation, of a new Greensboro office.

Net interest income for the second quarter of 2002 increased by 34.8% over the second quarter of 2001 and totaled $4.1 million compared to $3.1 million in the prior year period. For the six months ended June 30, 2002, net interest income was $7.7 million compared to $6.3 million for the six months ended 2001. Growth in net interest income can be attributed to an increase in earning assets, primarily loans that was partially offset by a decline in net interest margin, which was caused by declining interest rates during 2001. However, as a result of the re-pricing of maturing certificates of deposits to lower rates in 2002, the Company’s net interest margin increased to 3.29% in the second quarter of 2002, from 3.08% in the first quarter of 2002.

Non-interest income for the six months ended June 30, 2002 totaled $1.6 million compared to $1.8 million for the same period last year. However, adjusting for a $383 thousand one-time gain on an interest rate contract during the 2001 period, non-interest income increased by $199 thousand or 13.4%. The increase was primarily due to an increase in service charges on deposit accounts. For the six months ended June 30, 2002, non-interest expense increased by $1.3 million, or 24.08% compared to the prior year period. The increase can be attributed to the opening of a consumer finance office and a new branch office as well as continued internal growth.

As of June 30, 2002, the Corporation posted total assets of $564.9 million, an increase of $43.5 million, or 8.3% from March 31, 2002 and an increase of $132.3 million, or 30.6% from June 30, 2001. The Bank’s loan portfolio, net of allowance for loan losses, increased to $395.7 million, an increase of $21.9 million, or 5.8% over March 31, 2002 and an increase of $83.4 million, or 26.7% from June 30, 2001. Total deposits increased to $436.4 million at June 30, 2002, an increase of $27.7 million over March 31, 2002 and an increase of $66.8 million from June 30, 2001.

The Corporation’s allowance for loan losses equaled $6.0 million, or 1.49%, of loans and 568% of non-performing loans at June 30, 2002. Non-performing loans totaled $1.0 million or 0.26% of total loans at June 30, 2002 compared to $1.1 million or 0.35% of loans at June 30, 2001. Non-performing assets as a percentage of total assets declined from 0.26% one year ago to 0.23% and totaled $1.3 million as of June 30, 2002. Net charge-offs for the first six months of 2002 represented 0.10% of average loans.

F. Scott Bauer, Chairman and Chief Executive Officer, commented, “We are pleased with our significantly improved quarterly earnings. Earnings for the second quarter of 2002 improved to $674 thousand compared to $403 thousand for the fourth quarter of 2001. We are particularly pleased with the improvement in our net interest margin and we expect continued improvement during the last half of 2002. We continue to grow our franchise, while maintaining strong asset quality and capital levels, as we enter new markets and generate deposit and loan growth. We opened our eighth full-service banking office in High Point in May of 2002. We are extremely proud to provide the Triad region with a secure and profitable franchise that is committed to serving its community.”

Southern Community is headquartered in Winston-Salem, North Carolina, and currently operates eight office locations through its subsidiary Southern Community Bank and Trust. Southern Community Bank and Trust has achieved the fourth largest share of the deposit market in Forsyth County based on FDIC data as of June 30, 2001. In addition, Southern Community Bank and Trust operates three subsidiaries: Southern Credit Services, Inc., which is engaged in the business of accounts receivable financing; Southeastern Acceptance Corporation, a consumer finance agency; and VCS Management, LLC which is the managing partner of a small business investment company. Additional information regarding Southern Community Financial Corporation can be accessed on-line at www.smallenoughtocare.com.

This news release may contain forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Southern Community Financial Corporation
(Amounts in thousands except per share data)
UNAUDITED

	Three Months ended June 30,		Six Months ended June 30,

	2002	2001	2002	2001

Income Statement
Total Interest Income	$8,166	$7,820	$15,708	$15,887
Total Interest Expense	4,030	4,751	7,969	9,595

Net Interest Income	4,136	3,069	7,739	6,292
Provision for Loan Losses	420	440	780	875
Net Interest Income after Provision for Loan Losses	3,716	2,629	6,959	5,417
Non-Interest Income
Service Charges on Deposit Accounts	284	216	531	405
Other Income	530	592	1,045	1,045
Gain on Sale of Securities	69	0	69	0
Income from Derivative	0	193	0	383

Total Non-Interest Income	883	1,001	1,645	1,833
Non-Interest Expense
Salaries and Employee Benefits	1,748	1,336	3,367	2,675
Occupancy and Equipment	641	506	1,206	996
Other	1,182	896	2,145	1,743

Total Non-Interest Expense	3,571	2,738	6,718	5,414
Income Before Taxes	1,028	892	1,886	1,836
Provision for Income Taxes	354	285	658	641

Net Income	674	607	1,228	1,195

Net Income per Share
Basic	$0.08	$0.07	$0.15	$0.15
Diluted	$0.08	$0.07	$0.14	$0.14

Weighted Average Number of Shares Outstanding
Basic	8,375,082	8,337,312	8,371,856	8,237,304
Diluted	8,655,952	8,640,242	8,660,088	8,601,209

	June 30,	March 31,	June 30,
	2002	2002	2001

Balance Sheet
Assets
Cash and due from Banks	16,240	11,869	14,259
Federal Funds Sold	14,743	2,053	2,994
Investment Securities	109,465	107,515	82,209
Other Investments, at cost	3,579	2,926	2,176
Loans	401,686	379,549	317,048
Allowance for Loan Losses	(5,976)	(5,693)	(4,761)

Net Loans	395,710	373,856	312,287
Bank Premises and Equipment	14,366	13,426	10,761
Other Assets	10,814	9,802	7,931

Total Assets	$564,917	$521,447	$432,617

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	37,638	32,117	27,448
Interest Bearing	398,763	376,583	342,156

Total Deposits	436,401	408,700	369,604
Borrowings	65,000	52,000	20,000
Convertible Junior Subordinated Debentures	17,250	17,250	—
Accrued Expenses and Other Liabilities	2,108	1,142	1,840

Total Liabilities	520,759	479,092	391,444
Total Stockholders’ Equity	44,158	42,355	41,173

Total Liabilities and Stockholders’ Equity	$564,917	$521,447	$432,617

Book Value per Share	$5.27	$5.07	$5.19

	As of or for the three months		As of or for the six months
	ended June 30,		ended June 30,

	2002	2001	2002	2001

Per Share Data:
Basic Earnings per Share	$0.08	$0.07	$0.15	$0.15
Diluted Earnings per Share	$0.08	$0.07	$0.14	$0.14
Book Value per Share	$5.27	$5.19

Selected Performance Ratios:
Return on Average Assets	0.50%	0.59%	0.47%	0.60%
Return on Average Equity	6.29%	5.90%	5.75%	5.99%
Net Interest Margin	3.29%	4.24%	3.18%	4.14%
Net Interest Spread	2.96%	3.41%	2.83%	3.33%
Non-interest Income as a % of Revenue	17.59%	24.59%	17.53%	22.56%
Non-interest Income as a % of Average Assets	0.66%	0.98%	0.63%	0.92%
Non-interest Expense to Average Assets	2.66%	2.68%	2.59%	2.71%
Efficiency Ratio	71.15%	67.27%	71.59%	66.63%

Asset Quality:
Nonperforming Loans	$1,052	$1,105
Nonperforming Assets	$1,300	$1,105
Nonperforming Loans to Total Loans	0.26%	0.35%
Nonperforming Assets to Total Assets	0.23%	0.26%
Allowance for Loan Losses to Period-end Loans	1.49%	1.50%
Allowance for Loan Losses to Nonperforming Loans (X)	5.68	4.31
Net Charge-offs to Average Loans	0.18%	0.25%	0.10%	0.26%

Capital Ratios:
Equity to Total Assets	7.82%	9.52%
Tier I Leverage Ratio	10.49%	9.94%